Exhibit 99.1

Moelis & Company Reports Record First Quarter 2018 Financial Results;

Quarterly Dividend of $0.47 Per Share

•Record first quarter revenues of $219.4  million, up 27% from the first quarter of 2017

•GAAP net income of $0.75 per share (diluted) for the first quarter of 2018; Adjusted net income of $0.84 per share (diluted) for the first quarter,  including a $0.19 per share tax benefit

•Continued to execute on organic growth strategy

—   Announced two veteran Managing Director hires in London;  expands  our equity capital markets capabilities and our coverage of financial institutions in EMEA

—   Hired one Managing Director in the U.S. to provide financial and strategic advice to medical technology companies

—   Appointed a Chairman of the Firm’s Global Energy Group,  augmenting existing franchise across the U.S., London and the Middle East

—   Added an Advisory Partner in London with significant experience building and leading public companies in the energy, industrials and technology sectors

•Strong balance sheet with cash and short term investments of $158.9 million and no debt or goodwill

•Declared quarterly dividend of $0.47 per share

NEW YORK, April 23, 2018 – Moelis & Company (NYSE: MC) today reported financial results for the first quarter ended March 31,  2018.  The Firm’s revenues of $219.4  million increased  27%  over the prior year period and represented our largest quarter of revenues since inception.  The Firm reported first quarter 2018  GAAP net income of $54.0  million, or $0.75 per share (diluted) compared with  $39.4 million or $0.46 per share (diluted) in the prior year period.  On an Adjusted basis, the Firm reported net income of $55.8  million or $0.84 per share (diluted) for the first quarter of 2018,  which compares with $33.7  million of net income or $0.54 per share (diluted) in the prior year period.   GAAP and Adjusted net income in the first quarter of 2018 include tax benefits of $0.18 per share and $0.19 per share, respectively, related to the settlement of share based awards.

“Our record first quarter results follow a strong 2017 with continued growth in our M&A-related activity and meaningful levels of restructuring activity.  We are experiencing growth across industries, geographies and transaction sizes,” said Ken Moelis, Chairman and Chief Executive Officer.

“In order to capitalize on our continued momentum and increased transaction activity, we remain focused on organic growth through internal promotion and strategic hires. We recently appointed three veteran Managing Directors and two new Advisory Partners, and our pipeline of talent is strong.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 69% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 31% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that 100% of the Firm’s first quarter 2018 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands except per share data)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Revenues	$219,418	$173,258	27%	$219,418	$173,258	27%
Income (loss) before income taxes	56,544	46,376	22%	57,554	47,540	21%
Provision for income taxes	2,563	6,997	-63%	1,743	13,878	-87%
Net income (loss)	53,981	39,379	37%	55,811	33,662	66%

Net income (loss) attributable to noncontrolling interests	20,656	24,101	-14%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$33,325	$15,278	118%	$55,811	$33,662	66%

Diluted earnings per share	$0.75	$0.46	63%	$0.84	$0.54	56%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $219.4 million in the first quarter of 2018, as compared with $173.3 million in the prior year period, representing an increase of 27% and our best quarterly revenues on record.  This compares favorably with a 14% decrease in the number of global completed M&A transactions in the same period1.    The increase in revenues was driven by significant and continued growth in our M&A activity and steady restructuring activity as compared with the prior year period.

Our current period revenues also include billable expense revenues, in accordance with ASC Topic 606.  Prior to adoption, billable expenses were netted against the corresponding non-compensation line item.

We continued to execute on our strategy of organic growth.  During the first quarter, we added a veteran Managing Director in London to provide financial and strategic advice to financial institutions, with a focus on traditional and alternative asset managers.  We also announced the hiring of an additional Managing Director in London to continue the build-out of our equity capital markets advisory coverage in EMEA,  as well as a Managing Director hire in the U.S. who will enhance our coverage of medical technology clients. These individuals will join the Firm during the second quarter of 2018.  Finally, we announced the hiring of an Advisory Partner and Chairman of the Firm’s Global Energy Group and an additional Advisory Partner with significant experience across the energy, industrials and technology sectors to further our client coverage capabilities.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2018	2017	2018 vs. 2017 Variance	2018	2017	2018 vs. 2017 Variance

Expenses
Compensation and benefits	$127,177	$101,726	25%	$126,167	$100,562	25%
% of revenues	58.0%	58.7%		57.5%	58.0%
Non-compensation expenses	$37,172	$28,498	30%	$37,172	$28,498	30%
% of revenues	16.9%	16.4%		16.9%	16.4%
Total operating expenses	$164,349	$130,224	26%	$163,339	$129,060	27%
% of revenues	74.9%	75.2%		74.4%	74.5%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

1Source: Thomson Financial as of April 3, 2018; includes all transactions greater than $100 million in value

Total operating expenses on a  GAAP basis were $164.3  million for the first quarter of 2018.  On an Adjusted basis, operating expenses were $163.3  million for the first quarter of 2018 as compared with $129.1  million in the prior year period.  The increase in operating expenses was associated with increased revenues, which drove our increased compensation and benefits expenses, and contributed to higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $127.2  million in the first quarter of 2018.  Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods)  were $126.2  million for the first quarter of 2018, as compared with $100.6  million in the prior year period.  The Adjusted compensation and benefits ratio for the current quarter was 57.5%.

Non-compensation expenses on a GAAP and Adjusted basis were $37.2  million for the first quarter of 2018 as compared with $28.5  million for the prior year quarter. The increase in non-compensation expenses primarily resulted from headcount growth, the absence of contra expenses related to client reimbursements, and increased transaction related charges associated with increased revenues.  Our  non-compensation expense ratio was 16.9% in the current period.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 69% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 31% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s first quarter 2018 income was taxed at our corporate effective tax rate of 3.0%, versus 29.2% in the prior year period.  The decrease in the tax rate is primarily attributable to a tax benefit related to the appreciation of the Company’s stock price from employee equity grant date to delivery date, as well as the enactment of the Tax Cuts and Jobs Act in 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21% beginning January 1, 2018.

Capital Management and Balance Sheet

On April 19, 2018, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.47 per share.  The $0.47 per share will be paid on May 17, 2018 to common stockholders of record on May 3, 2018.

Moelis & Company continues to maintain a strong financial position, and as of March 31,  2018, we held cash and liquid investments of $158.9 million and had no debt or goodwill on our balance sheet.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Monday,  April 23,  2018, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our first quarter 2018 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company First Quarter 2018 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10118666.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 19 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenues	$219,418	$173,258

Expenses
Compensation and benefits	127,177	101,726
Occupancy	4,583	4,180
Professional fees	5,684	5,241
Communication, technology and information services	7,133	5,471
Travel and related expenses	11,560	6,591
Depreciation and amortization	1,055	857
Other expenses	7,157	6,158
Total expenses	164,349	130,224

Operating income (loss)	55,069	43,034
Other income (expenses)	587	238
Income (loss) from equity method investments	888	3,104
Income (loss) before income taxes	56,544	46,376
Provision for income taxes	2,563	6,997
Net income (loss)	53,981	39,379

Net income (loss) attributable to noncontrolling interests	20,656	24,101
Net income (loss) attributable to Moelis & Company	$33,325	$15,278

Weighted-average shares of Class A common stock outstanding
Basic	36,169,566	26,160,969
Diluted	44,596,534	32,921,576
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.92	$0.58
Diluted	$0.75	$0.46

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended March 31, 2018
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$127,177	$(1,010)	(a)	$126,167

Income (loss) before income taxes	56,544	1,010		57,554
Provision for income taxes	2,563	(820)	(b)	1,743
Net income (loss)	53,981	1,830		55,811

Net income (loss) attributable to noncontrolling interests	20,656	(20,656)		-
Net income (loss) attributable to Moelis & Company	$33,325	$22,486		$55,811

Weighted-average shares of Class A common stock outstanding
Basic	36,169,566	21,727,395	(c)	57,896,961
Diluted	44,596,534	21,727,395	(c)	66,323,929
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.92			$0.96
Diluted	$0.75			$0.84

(a)    Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)    An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 3.0% for the period stated, which includes the excess tax benefit of $12.8 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 25.2%.

(c)    Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended March 31, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non‑GAAP)
Compensation and benefits	$101,726	$(1,164)	(a)	$100,562

Income (loss) before income taxes	46,376	1,164		47,540
Provision for income taxes	6,997	6,881	(b)	13,878
Net income (loss)	39,379	(5,717)		33,662

Net income (loss) attributable to noncontrolling interests	24,101	(24,101)		-
Net income (loss) attributable to Moelis & Company	$15,278	$18,384		$33,662

Weighted-average shares of Class A common stock outstanding
Basic	26,160,969	29,399,474	(c)	55,560,443
Diluted	32,921,576	29,399,474	(c)	62,321,050
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.58			$0.61
Diluted	$0.46			$0.54

(a)   Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)   An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 29.2% for the period stated, which includes the excess tax benefit of $4.6 million related to the settlement of share-based awards. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.8%.

(c)   Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.